EXHIBIT 99.1
For Immediate Release
October 29, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Third Quarter 2025 Results
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended September 30, 2025.
MANAGEMENT COMMENTARY
“Our strong third-quarter results reflect the continued success of our differentiated growth strategy as well as the deep expertise and strategic acumen of our team," said John Moragne, BNL's Chief Executive Officer. "This quarter we invested $204 million in an attractive pipeline of accretive acquisitions and development projects, collected 100% of our rents, resolved both the At Home and Claire's situations with all leases assumed and no bad debt incurred from either, and secured 1.2% sequential quarterly growth in contractual rental obligations. As a result, and reflecting our year-to-date success and our ongoing commitment to driving long-term shareholder value, we are raising our full-year guidance to $1.49 to $1.50 of AFFO per share, representing 4.2% to 4.9% growth for the year. We are proud of what we have accomplished so far but are no less determined to push BNL even higher."
THIRD QUARTER 2025 HIGHLIGHTS

OPERATING RESULTS
•Generated net income of $27.1 million, or $0.14 per diluted share, representing a 26.3% decrease compared to the same period in the prior year. The decrease is primarily related to a $10.1 million increase in interest expenses and a $5.9 million increase in the provision for impairment of investment in rental properties.

•Generated adjusted funds from operations (“AFFO”) of $74.3 million, or $0.37 per diluted share, representing a 5.7% increase compared to the same period in the previous year.
•Incurred $10.0 million of general and administrative expenses, representing a 14.4% increase compared to the same period in the prior year. Incurred core general and administrative expenses of $7.4 million, which excludes $2.5 million of stock-based compensation, and $0.1 million of non-capitalized transaction costs, representing an 8.7% increase compared to the same period in the prior year. Increases are largely driven by updated expectations for performance based incentives, and core general and administrative expenses remain in-line with full year guidance expectations.

•Portfolio was 99.5% leased based on rentable square footage, with only three of our 759 properties vacant and not subject to a lease at quarter end.
•Collected 100.0% of base rents due for the quarter for all properties under lease.
•Successfully navigated through At Home and Claire's bankruptcy proceedings with all leases assumed and no concessions on rent. As a result of the lease assumptions, the Company does not anticipate realizing any lost rent in 2025 associated with either tenant, with Claire's already paid in full for 2025.

INVESTMENT & DISPOSITION ACTIVITY
•Invested $203.9 million quarter-to-date, including $139.5 million in new property acquisitions, $41.0 million in build-to-suit developments, $17.9 million in transitional capital, and $5.5 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 7.1%, 12.2 years, and 2.4%, respectively. The completed acquisitions had a weighted average straight-line yield of 8.1%.

•Through the third quarter, we invested $433.0 million, including $253.2 million in new property acquisitions, $130.8 million in build-to-suit developments, $40.7 million in transitional capital, and $8.3 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 7.1%, 12.3 years, and 2.5%, respectively. The completed acquisitions have a weighted average straight-line yield of 8.2%.

•Subsequent to quarter end through October 24, we invested $119.6 million, consisting of $100.2 million in new property acquisitions of industrial properties and $19.4 million of build-to-suit developments, bringing total year-to-date investment activity to $552.6 million.

•We have a total of $235.8 million in remaining estimated investments for build-to-suit developments to be funded through the fourth quarter of 2026. Additionally, we have $67.0 million of acquisitions under control and $1.0 million of commitments to fund revenue generating capital expenditures with existing tenants.

•During the quarter, we sold 12 properties for gross proceeds of $38.7 million at a weighted average cash capitalization rate of 7.0% on tenanted properties.

CAPITAL MARKETS ACTIVITY
•On September 26, 2025, we completed a public offering of $350.0 million 5.00% senior unsecured notes due in 2032, issued at 99.15% of the principal amount. The proceeds were used to repay borrowings on the unsecured revolving credit facility, to fund investments in real estate, and for general corporate purposes. In conjunction with this offering, we terminated $335 million in existing interest rate swaps to realign our notional swap value with our floating rate exposure as a result of our public bond offering.

•Ended the quarter with total outstanding debt of $2.4 billion, Net Debt of $2.3 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.7x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.4x.

•As of September 30, 2025, we had $904.2 million of capacity on our unsecured revolving credit facility.
•Declared a quarterly dividend of $0.29 per share.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Nine Months Ended
(in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues	$114,167	$112,986	$108,397	$335,843	$319,670

Net income, including non-controlling interests	$27,065	$19,830	$37,268	$64,388	$141,382
Net earnings per share – diluted	$0.14	$0.10	$0.19	$0.33	$0.72

FFO	$70,969	$73,695	$73,818	$217,291	$220,679
FFO per share	$0.36	$0.37	$0.37	$1.10	$1.12

Core FFO	$70,386	$77,150	$73,971	$222,816	$221,045
Core FFO per share	$0.35	$0.39	$0.37	$1.12	$1.12

AFFO	$74,314	$74,308	$70,185	$220,434	$211,460
AFFO per share	$0.37	$0.38	$0.35	$1.11	$1.07

Diluted Weighted Average Shares Outstanding	197,632	197,138	196,932	197,476	196,799
FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
REAL ESTATE PORTFOLIO UPDATE
As of September 30, 2025, we owned a diversified portfolio of 759 individual net leased commercial properties with 752 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 40.7 million rentable square feet of operational space. As of September 30, 2025, all but three of our properties were subject to a lease, and our properties were occupied by 204 different commercial tenants, with no single tenant accounting for more than 3.9% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.5% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of September 30, 2025, was 9.5 years and 2.0%, respectively.

BUILD-TO-SUIT DEVELOPMENT PROJECTS
The following table summarizes our in-process and stabilized developments as of October 24, 2025. We have secured the land and started construction on eight in-process developments.

Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date (c)	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment (d)	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate (e)	Estimated Straight-line Yield
In-process retail:
7 Brew (Jacksonville - FL)	1	Jun. 2025	Oct. 2025	15.0	1.9%	$2,008	$1,411	$597	8.0%	8.8%
Sprouts (Bedford, TX)	22	Jul. 2025	Aug. 2026	15.0	0.9%	$9,533	$405	$9,128	7.2%	7.7%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	58,563	47,625	$10,938	7.5%	9.3%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	55,525	32,718	$22,807	7.7%	9.6%
Southwire (Bremen - GA)	1,178	Dec. 2024	Oct. 2026	10.0	2.8%	115,411	26,682	$88,729	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	24,682	$53,560	6.9%	8.4%
AGCO (Vasaila - CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,523	14,317	$5,206	7.0%	8.5%
Palmer Logistics (Midlothian, TX) (b)	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	6,646	$25,417	7.6%	9.2%

Total / weighted average	2,252			13.1	2.9%	370,868	154,486	216,382	7.5%	8.9%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Stabilized - Sep. 2024	15.0	2.5%	200,958	200,958	—	7.2%	8.6%
Stabilized retail:
7 Brew (High Point - NC)	1	Dec. 2024	Stabilized - Jun. 2025	15.0	1.9%	1,975	1,975	—	8.0%	8.8%
7 Brew (Charleston - SC)	1	Feb. 2025	Stabilized - May 2025	15.0	1.9%	1,729	1,729	—	7.9%	8.8%

Total / weighted average	3,270			13.7	2.7%	$575,530	$359,148	$216,382	7.4%	8.8%
(a)Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
(b)Development represents our common and preferred equity investments in a consolidated joint venture, and exclude amounts attributed to non-controlling interest holders.

DISTRIBUTIONS
At its October 23, 2025, meeting our board of directors declared a quarterly dividend of $0.29 per common share and OP Unit to holders of record as of December 31, 2025, payable on or before January 15, 2026.
2025 GUIDANCE
For 2025, BNL expects to report AFFO of $1.49 to $1.50 per diluted share, revised up from $1.48 to $1.50, as a result of our portfolio's strong year-to-date performance.
The guidance is based on the following key assumptions:
(i)investments in real estate properties between $650 million and $750 million, revised up from $500 to $700 million;
(ii)dispositions of real estate properties between $75 million and $100 million, revised up from $50 million to $100 million; and
(iii)total core general and administrative expenses between $30 million to $31 million.
Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.
The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.
CONFERENCE CALL AND WEBCAST
The Company will host its earnings conference call and audio webcast on Thursday, October 30, 2025, at 11:00 a.m. Eastern Time.
To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/532774299. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-646-844-6383 (local), access code 237687. International access numbers are viewable here: https://www.netroadshow.com/conferencing/global-numbers?confId=89850.
A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.
About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2025, BNL’s diversified portfolio consisted of 759 individual net leased commercial properties with 752 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company filed with the SEC on February 20, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 1, 2025, both of which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Please note that such Risk Factors will be updated, if necessary, through the filing of Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
Notice Regarding Non-GAAP Financial Measures
In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2025	December 31, 2024
Assets
Accounted for using the operating method:
Land	$778,177	$778,826
Land improvements	359,210	357,142
Buildings and improvements	3,954,112	3,815,521
Equipment	16,070	15,843
Total accounted for using the operating method	5,107,569	4,967,332
Less accumulated depreciation	(745,326)	(672,478)
Accounted for using the operating method, net	4,362,243	4,294,854
Accounted for using the direct financing method	25,673	26,154
Accounted for using the sales-type method	14,407	571
Property under development	179,172	18,784
Investment in rental property, net	4,581,495	4,340,363
Cash and cash equivalents	81,966	14,845
Accrued rental income	174,867	162,717
Tenant and other receivables, net	3,573	3,281
Prepaid expenses and other assets	59,866	41,584
Interest rate swap, assets	19,590	46,220
Goodwill	339,769	339,769
Intangible lease assets, net	258,145	267,638
Total assets	$5,519,271	$5,216,417

Liabilities and equity
Unsecured revolving credit facility	$95,824	$93,014
Mortgages, net	57,168	76,846
Unsecured term loans, net	994,550	897,201
Senior unsecured notes, net	1,190,315	846,064
Interest rate swap, liabilities	1,994	—
Accounts payable and other liabilities	55,662	48,983
Dividends payable	58,665	58,317
Accrued interest payable	9,488	5,837
Intangible lease liabilities, net	43,096	48,731
Total liabilities	2,506,762	2,074,993

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 189,216 and 188,626 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	47	47
Additional paid-in capital	3,463,010	3,450,584
Cumulative distributions in excess of retained earnings	(597,571)	(496,543)
Accumulated other comprehensive income	19,172	49,657
Total Broadstone Net Lease, Inc. equity	2,884,658	3,003,745
Non-controlling interests	127,851	137,679
Total equity	3,012,509	3,141,424
Total liabilities and equity	$5,519,271	$5,216,417

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive (Loss) Income
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Revenues
Lease revenues, net	$114,167	$112,986	$335,843	$319,670

Operating expenses
Depreciation and amortization	40,246	42,575	122,318	113,192
Property and operating expense	6,198	5,003	16,688	17,976
General and administrative	9,974	9,571	29,216	28,058
Provision for impairment of investment in rental properties	6,999	11,939	35,067	31,311
Total operating expenses	63,417	69,088	203,289	190,537

Other income (expenses)
Interest income	182	122	403	952
Interest expense	(28,230)	(21,112)	(69,416)	(54,512)
Gain on sale of real estate	3,259	566	4,230	64,956
Income taxes	(208)	(199)	(763)	(649)
Other (expenses) income	1,312	(3,445)	(2,620)	1,502
Net income	27,065	19,830	64,388	141,382
Net income attributable to non-controlling interests	(599)	330	(1,019)	(5,331)
Net income attributable to Broadstone Net Lease, Inc.	$26,466	$20,160	$63,369	$136,051

Weighted average number of common shares outstanding
Basic	188,099	188,041	188,002	187,408
Diluted	197,632	197,138	197,476	196,799
Net earnings per common share
Basic	$0.14	$0.11	$0.33	$0.72
Diluted	$0.14	$0.10	$0.33	$0.72

Comprehensive income (loss)
Net income	$27,065	$19,830	$64,388	$141,382
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(4,981)	(10,463)	(35,336)	(31,334)
Realized loss (gain) on interest rate swaps	6,103	(6)	6,091	216
Comprehensive income (loss)	28,187	9,361	35,143	110,264
Comprehensive income (loss) attributable to non-controlling interests	(646)	775	232	(3,950)
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$27,541	$10,136	$35,375	$106,314

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, and the nine months ended September 30, 2025, and September 30, 2024. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Net income	$27,065	$19,830	$64,388	$141,382
Real property depreciation and amortization	40,164	42,492	122,066	112,942
Gain on sale of real estate	(3,259)	(566)	(4,230)	(64,956)
Provision for impairment on investment in rental properties	6,999	11,939	35,067	31,311
FFO	$70,969	$73,695	$217,291	$220,679
Net write-offs of accrued rental income	755	3	2,987	2,556
Other non-core income from real estate transactions	(27)	(46)	(137)	(887)
Cost of debt extinguishment	—	—	166	—
Severance and employee transition costs	1	53	55	199
Other (income) expenses[1]	(1,312)	3,445	2,454	(1,502)
Core FFO	$70,386	$77,150	$222,816	$221,045
Straight-line rent adjustment	(4,960)	(5,586)	(16,452)	(15,341)
Adjustment to provision for credit losses	—	(13)	(13)	(17)
Amortization of debt issuance costs	1,357	1,328	3,922	2,949
Non-capitalized transaction costs	125	142	383	653
Realized gain or loss on interest rate swaps and other non-cash interest expense	6,116	7	6,126	216
Amortization of lease intangibles	(1,198)	(1,191)	(3,453)	(3,422)
Stock-based compensation	2,488	2,471	7,105	5,377
AFFO	$74,314	$74,308	$220,434	$211,460
Diluted WASO[2]	197,632	197,138	197,476	196,799
Net earnings per diluted share[3]	$0.14	$0.10	$0.33	$0.72
FFO per diluted share[3]	0.36	0.37	1.10	1.12
Core FFO per diluted share[3]	0.35	0.39	1.12	1.12
AFFO per diluted share[3]	0.37	0.38	1.11	1.07
1Amount includes $1.3 million and $(3.4) million of unrealized foreign exchange gain (loss) for the three months ended September 30, 2025 and June 30, 2025, respectively, and $(2.4) million and $1.5 million of unrealized foreign exchange (loss) gain for the nine months ended September 30, 2025 and September 30, 2024, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.
2Excludes 1,071,038 and 1,072,087 weighted average shares of unvested restricted common stock for the three months ended September 30, 2025 and June 30, 2025, respectively. Excludes 1,053,536 and 907,443 weighted average shares of unvested restricted common stock for the nine months ended September 30, 2025 and September 30, 2024, respectively.
3Excludes $0.3 million from the numerator for the three months ended September 30, 2025 and June 30, 2025, respectively. Excludes $0.9 million from the numerator for the nine months ended September 30, 2025 and September 30, 2024, respectively.
Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.
We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishments, lease termination fees and other non-core income from real estate transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.
Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.
FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024:

	For the Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Net income	$27,065	$19,830	$37,268
Depreciation and amortization	40,246	42,575	38,016
Interest expense	28,230	21,112	18,178
Income taxes	208	199	291
EBITDA	$95,749	$83,716	$93,753
Provision for impairment of investment in rental properties	6,999	11,939	1,059
Gain on sale of real estate	(3,259)	(566)	(2,441)
EBITDAre	$99,489	$95,089	$92,371
Adjustment for current quarter investment activity[1]	1,797	573	4,080
Adjustment for current quarter disposition activity[2]	(257)	(490)	(66)
Adjustment to exclude non-recurring and other expenses[3]	(177)	(332)	(201)
Adjustment to exclude net write-offs of accrued rental income	755	3	—
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(1,312)	3,445	942
Adjustment to exclude other income from real estate transactions	(43)	(46)	(887)
Adjusted EBITDAre	$100,252	$98,242	$96,239
Estimated revenues from developments[4]	2,544	1,629	—
Pro Forma Adjusted EBITDAre	$102,796	$99,871	$96,239
Annualized EBITDAre	397,956	380,356	369,484
Annualized Adjusted EBITDAre	401,008	392,968	384,956
Pro Forma Annualized Adjusted EBITDAre	411,184	399,484	384,956
1Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.
2Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.
3Amount includes less than $0.2 million of accelerated lease intangible amortization for the three months ended September 30, 2025. Amount includes less than $0.4 million of accelerated lease intangible amortization for the three months ended June 30, 2025. Amount includes $0.2 million of forfeited stock-based compensation expense for the three months ended September 30, 2024.
4Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Debt
Unsecured revolving credit facility	$95,824	$197,880	$125,482
Unsecured term loans, net	994,550	994,028	896,887
Senior unsecured notes, net	1,190,315	846,441	845,875
Mortgages, net	57,168	75,685	77,416
Debt issuance costs	15,171	9,578	7,314
Gross Debt	2,353,028	2,123,612	1,952,974
Cash and cash equivalents	(81,966)	(20,784)	(8,999)
Restricted cash	(1,354)	(1,192)	(2,219)
Net Debt	$2,269,708	$2,101,636	$1,941,756
Estimated net proceeds from forward equity agreements[1]	(37,257)	(37,722)	(38,983)
Pro Forma Net Debt	$2,232,451	$2,063,914	$1,902,773

Leverage Ratios:
Net Debt to Annualized EBITDAre	5.7x	5.5x	5.3x
Net Debt to Annualized Adjusted EBITDAre	5.7x	5.3x	5.0x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.4x	5.2x	4.9x
1Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.
We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.